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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

NAME                                               STATE OF INCORPORATION
------------------------------                     ----------------------------

Aaron Investment Company                           Delaware
Aaron Rents, Inc. Puerto Rico                      Commonwealth of Puerto Rico


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